Exhibit 99

Appendix E-1

Estimated Claims Summaries

(Addendum)

On July 7, 2006, WCI Communities, Inc. (“WCI”) filed a motion (the “Motion”) for allowance and payment of administrative expenses with respect to Exterior Systems, Inc. (“Exterior”) (Docket No. 18317). WCI, a residential home builder, alleges it entered into two post-petition Subcontractor Base Agreements, whereby Exterior was responsible for installing windows at a residential development consisting of approximately 980 residential units being constructed by WCI in Palm Beach Gardens, Florida (the “Project”). WCI asserts that Exterior breached the Subcontractor Base Agreements and that, to date, it has incurred costs and expenses of at least $2,349,551 and anticipates incurring additional costs and expenses of at least $1,142,680 to address existing complaints from WCI customers involving approximately 26 of the residential units in the Project. WCI has also asserted unliquidated administrative expense claims related to the remaining residential units in the Project. Exterior has objected to the Motion and denies that it has breached any agreements with WCI.

Exterior and WCI are attempting to negotiate a resolution of the Motion that will provide the parties with additional time to investigate, negotiate, and if necessary, litigate WCI’s claims after the Effective Date and outside of the context of the Motion and confirmation of the Debtors’ Plan. Any such agreement will be subject to documentation and approval of the Court.

If the Debtors are unable to reach agreement to resolve WCI’s Motion and anticipated Plan objection, Exterior will ask the Court to resolve the Motion prior to the hearing on confirmation of the Debtors’ Plan and will be prepared to meet its burden under 11 U.S.C. § 1129(a)(11) at the confirmation hearing.